Exhibit 10.38

Private & Confidential

June 2017

To: Mark Sabag

Dear Mark,

In recognition of the hard work, loyalty and commitment that you have demonstrated to date and in light of the many challenges ahead of us, I am pleased to inform you that the Board of Directors and its HR & Compensation Committee approved granting you with the following continued vesting benefits:

In the event the Company will terminate your employment (except for termination under the circumstances specified in Section 14.5 of your employment agreement with the Company), any equity awards that were and/or will be granted to you until the date of termination shall continue to vest for a period of two years from such date (“Extended Period”) as if you had remained employed by the Company, in accordance with the terms and conditions of TPI’s equity plans and the individual award agreements evidencing such grants (including, for the avoidance of doubt, any performance vesting conditions).

In addition, the vested portion of any Options as of the end of the Extended Period shall continue to be exercisable through their stated expiration date, following which any portion of such Options not exercised will expire.

For the avoidance of doubt, the above continued vesting benefits shall not apply to termination by reason of your resignation.

I look forward to your continued commitment to achieving Teva’s short and long-term strategic goals.

Sincerely,

/s/ Dr. Yitzhak Peterburg

Dr. Yitzhak Peterburg

Interim President and Chief Executive Officer